EXHIBIT 10.7B
ashurst
Leaving Agreement
Allied Healthcare Group Limited
and
David Moffatt
Without Prejudice
Subject to Contract
     2008

THIS AGREEMENT is made on                2008
BETWEEN:
(1)	ALLIED HEALTHCARE GROUP LIMITED (No. 1689856) whose registered office is at Medicare House, Stone Business Park, Brooms Road Stone, Staffordshire ST15 OTL (the “Company”); and
(2)	DAVID MOFFATT whose address is 2 Lawrence Gardens, Mill Hill, London NW7 4JT (the “Executive”).
THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS

In this agreement the following terms shall have the meanings set out below:

“Group Company” means AHI Inc, the Company, their holding companies or any subsidiary undertaking or associated company of AHI Inc, the Company (as defined in section 435 of the Insolvency Act 1986) or their holding companies; and

“Leaving Date” means 30 September 2008 or at an earlier date as agreed between the parties.

2.	CESSATION OF EMPLOYMENT AND DIRECTORSHIPS

2.1	The Executive accepts and confirms the cessation of his employment (and the completion of his notice period) with the Company and any other Group Companies with effect from the Leaving Date and his service agreement with the Company dated 31 July 2006 (the “Service Agreement”) shall have no further effect thereafter save in respect of clauses 13, 16 and 19 which the parties agree shall survive termination of his employment.

2.2	From the date of this agreement to the Leaving Date (the “Interim Period”) the Executive shall:
(a)	continue to be bound by the terms of his Service Agreement;

(b)	continue to serve as the Chief Financial Officer of Allied Healthcare International Inc. (“AHI Inc”);

(c)	assist AHI Inc as requested in training and carrying out a hand over of his responsibilities to his successor; and

(d)	be permitted to schedule interviews with prospective employers during normal business hours, provided such time away from work does not unduly interfere with the Executive’s duties and is consistent with the needs of the business.

2.3	The Executive shall receive his salary and contractual benefits (subject to the normal PAYE deductions including national insurance) up to and including the Leaving Date in the normal way, but not any payments in respect of bonus or commission.

2.4	The Executive:
(a)	has resigned from his directorship with the Company, AHI Inc and from all other offices which he holds with the Company or any other Group Companies with effect from the Leaving Date. The Executive shall execute the letter of resignation attached at Schedule 2 to confirm his resignation;

(b)	warrants that he does not hold any trusteeships or any qualifying or nominee shareholdings as a result of his employment by the Company; and

(c)	shall execute such further documents and do such further things as may in the opinion of the Company be necessary to give full effect to clauses 2.4(a) and (b) above.
3.	PAYMENTS

3.1	By way of compensation for the termination of the Executive’s employment and without admission of liability and subject to all the conditions in clause 4 below being fulfilled (or being waived in writing by the Company), the Company shall:
(a)	pay to the Executive a bonus payment in the sum of £57,000 (FIFTY SEVEN THOUSAND POUNDS). This sum shall be paid following receipt by the Executive of a form P45 and within 14 days following the later of the Termination Date and the date on which the Company receives a copy of this letter executed by the Executive and the letter in Schedule 1 signed by his adviser. Provided a form P45 has been issued before the payment is made, basic rate income tax will be deducted;

(b)	contribute up to £1,000 (ONE THOUSAND POUNDS) plus VAT but inclusive of any disbursements towards the reasonable legal fees incurred by the Executive in obtaining advice only in respect of the cessation of his employment. This payment shall be made directly to his legal advisers following receipt of their invoice addressed to the Executive but marked payable by the Company in accordance with the extra-statutory concession A81; and

(c)	(provided that any third party provider of the relevant equipment is willing to transfer ownership of the equipment) transfer ownership to the Executive of his Company printer and laptop from the Leaving Date (which the Company considers to have a fair market value of £917.04 (NINE HUNDRED AND SEVENTEEN POUNDS FOUR PENCE)), but excluding, for the avoidance of doubt, any software. The Executive will be responsible for any income tax or employees’ national insurance contributions due in respect of this. The Executive will be responsible for all claims, costs, rights or expenses incurred in connection with the retained property from the Leaving Date. The Company does not give any warranty as to the condition of the retained property.
4.	CONDITIONS TO PAYMENTS

4.1	The payments and benefits referred to in clauses 3 above (the “Settlement”) shall be subject to and conditional upon:
(a)	receipt by the Company of a copy of this agreement signed by the Executive and the letter in Schedule 1 signed by his adviser; and

(b)	the Executive’s compliance in full with his obligations as set out in his Service Agreement and this agreement, including for the avoidance of doubt his obligations at clause 5 below.
5.	WAIVER OF CLAIMS

5.1	The Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and their cessation and accepts the Settlement and other terms of this agreement in full and final settlement of:
(a)	the following particular claims or complaints against any Group Company or and any of their Executives, officers, shareholders, agents or consultants:
(i)	all claims for damages for breach of contract including, but not limited to, in relation to the payment of a bonus for the financial year 2007-2008, the payment of the £75,000 bonus due on 1 January 2009 disclosed in the Company’s filings with the United States Securities and Exchange Commission and any and all bonus payments or other incentive awards for any previous years in which the Executive was employed by the Company or any Group Company;

(ii)	unfair dismissal claims under the Employment Rights Act 1996;

(iii)	claims in relation to redundancy under the Employment Rights Act 1996;

(iv)	equal pay claims under the Equal Pay Act 1970; and

(v)	claims for discrimination or victimization on the following grounds: age under the Employment Equality (Age) Regulations; sex under the Sex Discrimination Act 1975; religion or belief under the Employment Equality (Religion or Belief) Regulations 2003; disability under the Disability Discrimination Act 1995; race or national origin under the Race Relations Act 1976; or sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

(vi)	claims for unlawful deductions from wages under the Employment Rights Act 1996;

(vii)	claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

(viii)	claims for harassment under the Protection from Harassment Act 1997;

(ix)	claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of section 47B of the Employment Rights Act 1996;

(x)	claims in relation to the right to be accompanied under the Employment Relations Act 1999 (as amended);

(xi)	a claim for compensation under section 13 of the Data Protection Act 1998;
(b)	any other claims and rights of action whatsoever past and future and howsoever arising (whether under contract, common law, statute, tort, European Union law or otherwise) whether in the United Kingdom, the United States of America or any other country or jurisdiction elsewhere in the world and whether contemplated or not which he has or may have against any Group Company or its or their Executives, officers, agents or consultants arising out of his employment or its cessation and any other matter whatsoever and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter. The Company and the Executive both acknowledge that there are or may be claims and rights which are not contemplated (whether on the facts known to the parties or on the law as it is known) at the date of this agreement by the parties or either of them but that the waiver contained in this paragraph waives and releases any and all such claims and rights.
5.2	The Settlement does not extend to any personal injury claims of which the Executive is unaware as at signing this agreement and any claims for pension rights accrued up to the Leaving Date.

6.	WARRANTIES

6.1	The Executive warrants that:
(a)	he has no claims against the Company or any Group Company or their Executives or officers other than those set out in clauses 5.1(a), and (b);

(b)	he has not done or omitted to do any act which had the Company been aware of it, would have entitled it to dismiss him summarily without notice or compensation;

(c)	by the Leaving Date he will return to the Company in good condition and without modification all documents, software, books, credit or charge cards and any other property including all copies thereof belonging to or relating to the business or affairs of any of the Group Companies or any officer, employee, shareholder, customer, supplier or agent of the Company or any Group Company (except for his Company printer and laptop) and he will disclose any passwords or computer access codes relevant to the business of any Group Company; and
(d)	except as set out in this agreement, there are no sums owed to him or any arrangements under which a sum could become due by the Company or any Group Company to him including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Company nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with any shares or other benefits under any such scheme.
6.2	The Executive acknowledges that the Company is relying on the warranties in this agreement including at clause 6.1 above in entering into this agreement.

7.	INDEPENDENT LEGAL ADVICE

7.1	The Executive warrants that:
(a)	having received independent legal advice from Richard Turner of Pinsent Masons, a qualified lawyer, he has raised all and any claims, complaints or potential proceedings that he may have arising out of the termination of his employment on the Leaving Date, namely those claims listed in clause 5.1(a) and (b);

(b)	he has received independent legal advice from Richard Turner as to the terms and effect of this agreement;

(c)	the solicitor who advised him holds (and held at the time the advice was given) a current practising certificate issued by Solicitors Regulatory Authority;

(d)	there is (and was at the time the advice was given) a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice;

(e)	he has received satisfactory evidence of the above facts;

(f)	neither Richard Turner nor Pinsent Masons acted for any Group Company in relation to the termination of the Executive’s employment with the Company or this agreement; and

(g)	Richard Turner shall provide the Company with a letter in the form set out in Schedule 1.
7.2	The conditions regulating compromise agreements contained in section 77 of the Sex Discrimination Act 1975; section 72 of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, section 203 of the Employment Rights Act 1996,

Regulation 35(2) of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 41(3) of the Transnational Information and Consultation of Executives Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-term Executives (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006, Regulation 40(4) of the Information and Consultation of Executives Regulations 2004, the Data Protection Act 1998 and the Protection from Harassment Act 1997 have therefore been satisfied.

8.	MISCELLANEOUS

8.1	Once executed by both parties this agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

8.2	The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than the parties to this agreement and any Group Company and the directors of any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties. The consent of any third party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefit or benefits conferred on any third party.

8.3	If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

8.4	The terms of this agreement including the documents set out in the Schedules hereto contain the entire understanding between the Executive and the Company and any Group Company with respect to the subject matter of this agreement and supersede and abrogate all (if any) other agreements, arrangements or understandings in such respect which shall be deemed terminated by mutual consent.

8.5	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law, and each party submits to the exclusive jurisdiction of the English courts in relation to any claim or matter arising under this agreement.
IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by	) /s/ David Moffatt
David Moffatt	)
In the presence of:	)

Witness signature:	/s/ Paul Weston

Witness name:	Paul Weston

Witness address:	illegible

Witness occupation:	Chartered Accountant
Signed by [name of signatory] for
and on behalf of Allied Healthcare Group
Limited

Signature:	/s/ Sandy Young

1st October 2008